DATE:     July 26, 1999

CONTACTS: Richard F. Komosinski, President and CEO
          Joseph D. Roberto, Vice President, Treasurer and CFO

PHONE:    914-965-2500


FOR IMMEDIATE RELEASE


                 YONKERS FINANCIAL CORPORATION REPORTS EARNINGS
             FOR THE QUARTER AND NINE MONTHS ENDED JUNE 30, 1999 AND
               DECLARES QUARTERLY CASH DIVIDEND OF $0.08 PER SHARE

Yonkers, New York - July 26, 1999, Yonkers Financial Corporation (NASDAQ: YFCB) (the "Company"), the holding company for The Yonkers Savings and Loan Association, FA (the "Association"), reported net income of $657,000, or basic earnings per common share of $0.28 for the third fiscal quarter ended June 30, 1999, compared to net income of $727,000, or basic earnings per common share of $0.28 for the third fiscal quarter ended June 30, 1998. Diluted earnings per common share were $0.27 for the quarter ended June 30, 1999, compared to $0.27 for the same period in 1998. Net income for the nine months ended June 30, 1999 amounted to $2.0 million or basic earnings per common share of $0.82, compared to $2.2 million or basic earnings per common share of $0.84 for the nine months ended June 30, 1998. Diluted earnings per common share were $0.81 for the nine months ended June 30, 1999 compared to $0.82 for the same period in 1998.

The Company also announced that the Board of Directors, at its July 20, 1999 meeting, declared a cash dividend of $0.08 per share, payable August 20, 1999 to holders of record as of August 6, 1999. The dividend represents the Company's thirteenth consecutive quarterly cash dividend since converting to stock form.
Richard F. Komosinski, the Company's President and Chief Executive Officer, said, "We are pleased with our earnings reported today and continue to be focused on enhancing shareholder value and providing quality customer service."

Total assets at June 30, 1999 amounted to $392.6 million, an increase of $9.6 million from $383.0 million at September 30, 1998. Asset growth during the period related primarily to increased loan originations funded with deposits, reflecting the continued growth of the Company's retail franchise.

Securities at June 30, 1999 decreased $29.3 million to $139.2 million from $168.5 million at September 30, 1998, while cash and cash equivalents increased $1.3 million to $5.5 million at June 30, 1999 from $4.2 million at September 30, 1998. Overall, total loans (loans receivable and mortgage loans held for sale) increased $36.8 to $234.1 million at June 30, 1999 from $197.3 million at September 30, 1998. The loan growth during the nine months ended June 30, 1999 represents loan originations of $100.0 million, offset by principal collections of $28.8 million, loans sold of $34.2 million, an increase in the allowance for loan losses of $187,000 and a provision for losses on real estate mortgage loans held for sale of $97,000.

Deposit liabilities increased $31.3 million to $262.5 million at June 30, 1999 from $231.2 million at September 30, 1998. Borrowings decreased $17.8 million to $90.0 million at June 30, 1999 from $107.8 million at September 30, 1998.

Stockholders' equity amounted to $38.1 million at June 30, 1999 a $3.7 million decrease from September 30, 1998. The decrease is primarily attributable to a decrease of $3.2 million in the after-tax net unrealized gain on available-for-sale securities and treasury stock repurchases of $2.3 million, offset by net income retained after dividends of $1.4 million and a combined increase of $551,000 relating to the employee stock ownership plan and the management recognition plan. The ratio of stockholders' equity to total assets decreased to 9.71% at June 30, 1999 from 10.91% at September 30, 1998. Book value per share (computed based on total shares issued less treasury shares) was $14.74 at June 30, 1999, a decrease from $15.33 at September 30, 1998.

Net interest income, the primary contributor to earnings, for the three months ended June 30, 1999 increased $353,000 to $3.1 million, from $2.7 million for the prior year's quarter. The increase reflects a rise in the average interest rate spread to 2.82% for the three months ended June 30, 1999, from 2.37% for the prior year's period, partially offset by a decline in net interest-earning assets (total interest-earning assets less total interest-bearing liabilities). The increase in the average interest rate spread is primarily a result of a decrease in the cost of funds due to the current lower interest rate environment as well as increases in the proportion of assets consisting of commercial real estate and multi-family loans. Net interest income for the nine months ended June 30, 1999 totaled $8.8 million as compared to $8.7 million for the nine months ended June 30, 1998. The increase reflects a higher volume of interest-earning assets, offset by the decline in the average interest rate spread to 2.65% for the nine months ended June 30, 1999, from 2.79% for the prior year's period. The decline in the average interest rate spread primarily reflects lower asset yields from the origination of new mortgage loans (including refinancings) in the current lower interest rate environment. The Company's net interest margin was 3.23% and 3.12% for the three and nine months ended June 30, 1999, respectively, as compared to 2.96% and 3.43% for the three and nine months ended June 30, 1998.

The provision for loan losses was $50,000 and $75,000 for the three months ended June 30, 1999 and 1998, respectively. For the nine months ended June 30, 1999 and 1998 the provision for loan losses amounted to $200,000 and $325,000, respectively. The provision in each period reflects management's evaluation of the adequacy of the allowance for loan losses. Factors considered include the volume and type of lending conducted, the Company's previous loan loss experience, the known and inherent risks in the loan portfolio, adverse situations that may affect the borrowers' ability to repay, the estimated value of any underlying collateral, and current economic conditions. Non-performing loans totaled $706,000 at June 30, 1999, a decline from $753,000 at September 30, 1998 and up from $299,000 at June 30, 1998. The ratio of non-performing loans to total loans receivable was 0.32% at June 30, 1999, compared to 0.41% at September 30, 1998 and 0.16% at June 30, 1998. The allowance for loan losses was $1.5 million or 0.67% of total loans receivable at June 30, 1999, compared to $1.3 million or 0.70% of total loans receivable at September 30, 1998 and $1.3 million or 0.69% at June 30, 1998. The ratio of the allowance for loan losses to non-performing loans was 210.91% at June 30, 1999, compared to 172.91% at September 30, 1998 and 422.07% at June 30, 1998.

Non-interest income for the three months ended June 30, 1999 decreased $260,000 to $274,000, from $534,000 for the comparable period in 1998. The decrease is primarily attributable to decreases in the net gain on sales of loans held for sale and the net gain on sales of securities, partially offset by increased income from service charges and fees. The net loss on sales of loans for the quarter ended June 30, 1999 included a provision for losses on real estate mortgage loans held for sale of $97,000. For the nine months ended June 30, 1999, non-interest income increased $71,000 to $1.2 million compared to $1.1 million for the same period in the prior year. Mortgage loans sold during the nine months ended June 30, 1999 amounted to $34.2 million (including $4.9 million in the current quarter) resulting in net gains of $181,000, as compared to loan sales of $42.6 million during the nine months ended June 30, 1998 (including $7.4 million in the three months ended June 30, 1998) which resulted in net gains of $273,000. Net gain on sales of securities amounted to $98,000 for the nine months ended June 30, 1999 reflecting sales of $17.5 million in available-for-sale securities during the period, compared to gains of $143,000 on sales of $6.7 million in the prior year's period. The increase in service charges and fee income primarily reflects increases in transaction volume.

Non-interest expense increased $310,000 to $2.3 million for the three months ended June 30, 1999, compared to $2.0 million for the three months ended June 30, 1998. For the nine months ended June 30, 1999, non-interest expense increased $846,000 to $6.6 million compared to $5.8 million for the same period in the prior year. The current year increases are primarily attributable to increases in compensation and benefits expense and occupancy and equipment expense. Compensation and benefits expense for the nine months ended June 30, 1999 increased $487,000 from the prior year primarily due to increased costs relating to additional staffing in the loan department and the three in-store branches, coupled with performance-based increases for certain staff members. The increase of $183,000 in occupancy and equipment expense for the nine months ended June 30, 1999 primarily reflects increased costs associated with the establishment of three in-store branches, one in December 1997, one in October 1998 and one in April 1999, in addition to the establishment of a lending center in November 1998. Included in other non-interest expense for the nine months ended June 30, 1999 were expenses of $105,000 relating to the establishment of a real estate investment trust, Yonkers REIT, Inc. (the "REIT"), a wholly-owned subsidiary of the Association. On June 30, 1999, $114.5 million in real estate loans were held by the REIT. The assets transferred to the REIT are viewed by regulators as part of the Association's assets in consolidation.

Income tax expense was approximately $369,000 for the three months ended June 30, 1999 and $491,000 for the comparable 1998 period, reflecting lower pre-tax income and effective tax rates of 36.0% and 40.3%, respectively. For the nine months ended June 30, 1999, income tax expense was approximately $1.2 million and $1.5 million for the comparable 1998 period, reflecting lower pre-tax income and effective tax rates of 38.1% and 40.6%, respectively. The decrease in the effective tax rate reflects the ancillary benefits from the aforementioned REIT. Under current law, all income earned by the REIT distributed to the Association in the form of a dividend has the effect of reducing the Company's New York State income tax expense.

The Company was organized in 1995, as the holding company for the Association. The Association currently serves the financial needs of communities in its market area through four traditional retail offices and one lending center located in Yonkers, New York and three in-store branches, located in Wappingers Falls, New York, Yorktown Heights, New York and Mt. Vernon, New York.

The Company's stock trades on The Nasdaq Stock Market under the symbol "YFCB".

This press release contains certain forward-looking statements consisting of estimates with respect to the financial condition, results of operations and business of the Company and the Bank. These estimates are subject to various factors that could cause actual results to differ materially from these estimates. Such factors include (i) the effect that an adverse movement in interest rates could have on net interest income, (ii) customer preferences,
(iii) national and local economic and market conditions, (iv) higher than anticipated operating expenses and (v) a lower level of or higher cost for deposits than anticipated. The Company disclaims any obligation to publicly announce future events or developments that may affect the forward-looking statements herein.

                                      -END-


                              YONKERS FINANCIAL CORPORATION AND SUBSIDIARY
                                       CONSOLIDATED BALANCE SHEETS
                                               (Unaudited)
                                    (In thousands, except share data)

                                                                             JUNE 30,       SEPTEMBER 30,
                                                                               1999            1998
                                                                             ----------     -------------
ASSETS

 Cash and cash equivalents:
    Cash and due from banks                                                     $ 5,481         $ 3,195
    Short-term investments                                                            0           1,000
                                                                            -----------     -----------
                                                                            -----------     -----------
         Total cash and cash equivalents                                          5,481           4,195
                                                                            -----------     -----------
Securities:
     Available for sale, at fair value (amortized cost of $118,400
       at June 30, 1999 and $123,317 at September 30, 1998)                     114,931         125,225
     Held to maturity, at amortized cost (fair value of $24,367
       at June 30, 1999 and $43,948 at September 30, 1998)                       24,291          43,303
                                                                            -----------     -----------
                                                                            -----------     -----------
          Total securities                                                      139,222         168,528
                                                                            -----------     -----------
                                                                            -----------     -----------
Real estate mortgage loans held for sale, at lower of cost or market value       12,052          13,334
                                                                            -----------     -----------
Loans receivable, net:
     Real estate mortgage loans                                                 215,632         177,783
     Consumer and commercial business loans                                       7,964           7,544
     Allowance for loan losses                                                   (1,489)         (1,302)
                                                                            -----------     -----------
                                                                            -----------     -----------
          Total loans receivable, net                                           222,107         184,025
                                                                            -----------     -----------
Accrued interest receivable                                                       2,475           2,791
Federal Home Loan Bank  ("FHLB") stock                                            6,426           6,426
Office properties and equipment, net                                              1,847           1,258
Other assets                                                                      2,990           2,467
                                                                            ===========     ===========
          Total assets                                                        $ 392,600       $ 383,024
                                                                            ===========     ===========

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
     Deposits                                                                 $ 262,451       $ 231,181
     Securities repurchase agreements                                            71,012         107,790
     FHLB advances                                                               19,000              --
     Other liabilities                                                            1,998           2,251
                                                                            -----------     -----------
          Total liabilities                                                     354,461         341,222
                                                                            -----------     -----------

Commitments and contingencies

Stockholders' equity:
     Preferred stock (par value $0.01 per share; 100,000
        shares authorized; none issued or outstanding)                               --              --
     Common stock (par value $0.01 per share: 4,500,000
        shares authorized; 3,570,750 shares issued)                                  36              36
     Additional paid-in capital                                                  35,166          35,044
     Unallocated common stock  held by employee stock
        ownership plan ("ESOP")                                                  (1,928)         (2,142)
     Unamortized awards of common stock under  management
        recognition plan ("MRP")                                                   (694)           (846)
     Treasury stock, at cost ( 983,011 shares at June 30, 1999 and
        844,511 shares at September 30, 1998)                                   (15,510)        (13,189)
     Retained income, substantially restricted                                   23,151          21,754
     Accumulated other comprehensive (loss) income                               (2,082)          1,145
                                                                            -----------     -----------
          Total stockholders' equity                                             38,139          41,802
                                                                            -----------     -----------
          Total liabilities and stockholders' equity                          $ 392,600       $ 383,024
                                                                            ===========     ===========



                                    YONKERS FINANCIAL CORPORATION AND SUBSIDIARY
                                          CONSOLIDATED STATEMENTS OF INCOME
                                                     (Unaudited)
                                        (In thousands, except per share data)

                                                           For the Nine Months
                                                              Ended June 30,            Ended June 30,
                                                         -----------------------   ----------------------
                                                           1999         1998         1999        1998

Interest and dividend income:
   Loans                                                   $ 4,190      $ 3,362     $ 11,734     $ 9,580
   Securities                                                2,306        2,942        7,488       8,814
   Other earning assets                                        153          125          520         335
                                                         ---------   ----------    ---------   ---------
     Total interest and dividend income                      6,649        6,429       19,742      18,729
                                                         ---------   ----------    ---------   ---------

Interest expense:
   Deposits                                                  2,392        2,298        7,113       6,698
   Securities repurchase agreements                          1,048        1,321        3,364       3,158
   FHLB advances                                               145           99          452         186
                                                         ---------   ----------    ---------   ---------
     Total interest expense                                  3,585        3,718       10,929      10,042
                                                         ---------   ----------    ---------   ---------

       Net interest income                                   3,064        2,711        8,813       8,687

Provision for loan losses                                       50           75          200         325
                                                         ---------   ----------    ---------   ---------
       Net interest income after provision
        for loan losses                                      3,014        2,636        8,613       8,362
                                                         ---------   ----------    ---------   ---------

Non-interest income:
   Service charges and fees                                    298          242          824         675
   Net (loss) gain on sales of real estate mortgage
      loans held for sale                                      (65)          79          181         273
   Net gain on sales of securities                              25          195           98         143
   Other                                                        16           18          107          48
                                                         ---------   ----------    ---------   ---------
      Total non-interest income                                274          534        1,210       1,139
                                                         ---------   ----------    ---------   ---------

Non-interest expense:
   Compensation and benefits                                 1,194        1,011        3,465       2,978
   Occupancy and equipment                                     323          256          874         691
   Data processing service fees                                154          156          473         415
   Federal deposit insurance costs                              36           33          104          97
   Other                                                       555          496        1,690       1,579
                                                         ---------   ----------    ---------   ---------
      Total non-interest expense                             2,262        1,952        6,606       5,760
                                                         ---------   ----------    ---------   ---------

        Income before income tax expense                     1,026        1,218        3,217       3,741

Income tax  expense                                            369          491        1,226       1,518
                                                         ---------   ----------    ---------   ---------

       Net income                                            $ 657        $ 727      $ 1,991     $ 2,223
                                                         =========   ==========    =========   =========

Earnings per common share
       Basic                                                $ 0.28       $ 0.28       $ 0.82      $ 0.84
       Diluted                                                0.27         0.27         0.81        0.82
                                                         =========   ==========    =========   =========